UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2022

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York	13214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	CBU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) On August 25, 2022, Community Bank System, Inc. (the “Company”) and its wholly-owned subsidiary, Community Bank, N.A. (the “Bank”), announced that that Joseph F. Serbun, President, Retail Banking, has decided to retire after more than 14 years of service with the Company. Mr. Serbun joined the Bank in January 2008 as Vice President and Commercial Team Leader, and was named to the executive management committee in 2010. Since 2010, he has served in important senior management roles including Chief Credit Officer, Chief Banking Officer, and President, Retail Banking, playing an instrumental role in the Bank’s growth and success. Mr. Serbun will retire from his position effective as of September 30, 2022.

In addition, the Company has announced that Dimitar Karaivanov, Executive Vice President (“EVP”) of Financial Services and Corporate Development has been appointed as the Company’s and the Bank’s EVP and Chief Operating Officer effective October 1, 2022. In his role as EVP and Chief Operating Officer, Mr. Karaivanov will have oversight responsibilities for all banking, wealth management, employee benefit services, and insurance operations and related business activities. Mr. Karaivanov will report to Mark E. Tryniski, the Company’s and the Bank’s President and Chief Executive Officer.

Mr. Karaivanov, age 40, has served as the Company’s and the Bank’s EVP of Financial Services and Corporate Development since June 2021. Prior to joining the Company, he served as Managing Director of Lazard Middle Market’s Financial Institutions Group from June 2018 through June 2021. Prior to Lazard, Mr. Karaivanov was the Managing Director of RBC Capital Markets’ Financial Institutions Group from April 2011 through June 2018.

For further details regarding the senior management changes, please refer to the Press Release, dated August 25, 2022, attached hereto as Exhibit 99.1, and incorporated by reference.

(e) In connection with Mr. Karaivanov’s promotion, his existing Employment Agreement has been amended, effective as of August 24, 2022, to reflect his position as EVP and Chief Operating Officer of the Company and the Bank, to update his duties in that role and to reflect an adjustment in his base salary to an annual rate of $525,000 as of October 1, 2022. The remaining terms of Mr. Karaivanov’s existing Employment Agreement are unchanged.

In connection with Mr. Serbun’s retirement, the Company and the Bank have entered into a Retirement Agreement, dated as of August 24, 2022 (the “Retirement Agreement”), pursuant to which, following Mr. Serbun’s execution (and non-revocation) of a release of claims and continued compliance with the Retirement Agreement, Mr. Serbun will be provided with (i) cash severance in an aggregate amount equal to one and one-half (1.5) times the sum of his base salary and expected Management Incentive Plan (“MIP”) payment for the 2022 plan year, and (ii) accelerated vesting of certain equity awards. In addition, the Company will transfer to Mr. Serbun ownership of the Company-owned automobile currently assigned to him for his use. Mr. Serbun will continue to be bound by the restrictive covenants in his existing employment agreement with the Company and the Bank (including a 1-year post-employment non-compete, a 2-year post-employment non-solicit of customers, employees, and service providers (including a no-hire), and a perpetual confidentiality covenant).

The foregoing descriptions of the Amendment to the Employment Agreement with Mr. Karaivanov and Retirement Agreement with Mr. Serbun do not purport to be complete and are qualified in their entirety by reference to the Amendment to the Employment Agreement and Retirement Agreement, attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment to Employment Agreement, effective August 24, 2022, by and among Community Bank System, Inc., Community Bank, N.A., and Dimitar Karaivanov

10.2	Retirement Agreement, dated August 24, 2022, by and among Community Bank System, Inc., Community Bank, N.A. and Joseph F. Serbun

99.1	Press Release, dated August 25, 2022, issued by Community Bank System, Inc.

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By:	/s/ Michael N. Abdo
Name: Michael N. Abdo
Title: Executive Vice President and General Counsel

Dated: August 26, 2022

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement, effective August 24, 2022, by and among Community Bank System, Inc., Community Bank, N.A., and Dimitar Karaivanov

10.2	Retirement Agreement, dated August 24, 2022, by and among Community Bank System, Inc., Community Bank, N.A. and Joseph F. Serbun.

99.1	Press Release, dated August 25, 2022, issued by Community Bank System, Inc.

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)